This Amendment to Purchase and Sale Agreement (Amendment Agreement) is entered into as of the 8th day of May, 1996, by and between Texas Southeastern Gas Gathering Company, a Texas corporation ("Seller"), and Magnolia Pipeline Corporation, an Alabama corporation ("Purchaser").

INTRODUCTION

A. Seller and Purchaser have entered into a Purchase and Sale Agreement dated March 12, 1996 (the "Agreement") pursuant to which Seller has agreed to sell, and Purchaser has agreed to buy, certain of Seller's assets currently used by Seller in connection with its gas gathering transmission business.

B. Purchaser has, in accordance with Section 6 of the Agreement identified various Title Defects and Title Defect Property (as such terms are defined in the Agreement) with respect to property being conveyed by Seller to Purchaser.

C. Purchaser and Seller desire to amend the Agreement to provide that Purchaser shall waive all title defects, excepting the John McDonald, Jr. Title Defect affecting System Number GEI-184 (Heidelberg System) in Jasper County, Mississippi, with a
corresponding reduction in the Purchase Price of $25,000.   The
total purchase price for the Purchased Assets will be, therefore, reduced from $415,000 to $390,000, subject to Seller's agreement to indemnify Purchaser for any loss sustained by Purchaser arising out of the McDonald Title Defect up to a maximum aggregate sum of $45,000 (the value of the Heidelberg System as set out on Exhibit
H of the Purchase and Sale Agreement) in accordance with the terms and conditions of this Amendment Agreement.

D. Seller has not obtained all consents for the transfer and assignment of the Contracts and Permits requiring a consent to assignment, which is a condition to the obligation of Purchaser to close. Therefore, Seller and Purchaser desire to amend the Agreement to provide for Closing on May 8, 1996, and to provide for Seller's indemnity to Purchaser for any claims related to consents to assign on the right of ways listed in subsection e hereof. Seller will continue to make a good faith effort to obtain all remaining consents for assignment of right of ways needed on the systems. Seller shall undertake to have such restrictions removed or satisfied and shall, in the interim and at the request of Purchaser give Purchaser written confirmation (in recordable form) of its beneficial interest.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained in this Amendment Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

WITNESSETH:

1. Capitalized terms used in this Amendment Agreement shall have the same defined meanings which are set forth in the Agreement.

2.    The Agreement is amended as follows:

a. Waiver of Certain Title Defects. Seller and Purchaser agree that all title defects are waived, excepting the McDonald, Jr. Title Defect affecting System Number GEI-184 (Heidelberg System) in Jasper County, Mississippi, as set out on Exhibit "A" hereto.

b. Reduction of Purchase Price. Seller and Purchaser agree that the total Purchase Price for the Purchased Assets pursuant to
Article 4.1 of the Purchase and Sale Agreement shall be amended to be $390,000. Wherever the phrase "Base Purchase Price" appears it shall reference this $390,000 rather than $415,000, and the provisions providing for accrual of an additional amount based upon the prime rate of interest are hereby deleted.

c. Purchase of Title Defect Property. Purchaser has identified on Exhibit "A" attached hereto certain Title Defect Property (the "Indemnified Property") which Purchaser (i) has elected to include within the purchase and sale contemplated by this Agreement, and
(ii) has agreed to pay the Allocated Value for such Indemnified Property, in consideration of Seller's agreement to indemnify Purchaser with respect to said property up to the sum of $45,000, as hereinafter provided.

d. Indemnification as to McDonald Claims. Seller hereby agrees that on and after the Closing, Seller shall, subject to the aggregate limit of $45,000:

(i) indemnify, and save and hold harmless Purchaser, its successors and assigns, and their respective directors, officers, employees and agents against any and all losses, damages (compensatory, special, punitive and otherwise), claims, demands, suits, costs, expenses, and liabilities, including, without limitation, reasonable attorneys' fees and disbursements, court costs and costs of investigation resulting from, arising out of, or in any way connected with assertions of John McDonald, Jr. and/or other parties that a portion of the Heidelberg System is on lands owned or partially owned by him (them) for which no right-of-way, easement or license has been granted by him (them) to Seller or Seller's predecessors in ownership of said pipeline, and, as such, he (they) have suffered damages and/or otherwise should be compensated therefor, and/or that the pipeline should be removed therefrom (collectively, the "McDonald Claims");

(ii) pay, when billed, all costs incurred or to be incurred by Purchaser, its successors and assigns, in the removal and/or abandonment of, and/or relocating of, any portion of the Heidelberg System pursuant to, by reason of or arising out of any judgment, injunction, decree or other court order, at law or in equity, rendered in connection with the McDonald Claims, and reimburse Seller, its successors or assigns, on a monthly basis, for all losses suffered during any period the Heidelberg system is shut-in or shut down by reason of any such removal and/or abandonment, and/or relocation of a portion thereof;

(iii) reimburse, on a monthly basis, all attorneys' fees and disbursements, costs of court, and costs of litigation, including, without limitation, actual out-of-pocket expenses incurred by Purchaser's corporate representatives for attendance at deposition, trial, and conference with counsel, incurred by Purchaser, its successors or assigns, arising out of all litigation involving the McDonald Claims;

(iv) pay all judgments against Purchaser, its successors or assigns, arising out of the McDonald Claims prior to the time any such judgment becomes subject to execution, and without any obligation on the part of Purchaser, its successors or assigns, to first make payment of all or any part of such judgment; and

(v) pay all settlement amounts agreed upon by Purchaser, its successors or assigns, with respect to the McDonald claims, whether any such settlement is made before or after the commencement of litigation; provided, however, no such individual settlement shall be made by Purchaser, its successors or assigns, in excess of $2,000, nor shall the aggregate amount of all such settlements exceed $20,000 unless the prior written consent of Seller shall have first been obtained, which consent shall not be unreasonably withheld.

If Purchaser believes it is entitled to indemnification under the foregoing provisions hereto, it shall give prompt notice (the "Indemnity Notice") to Seller, describing in reasonable detail (i) the relevant Indemnified Property and Title Defect, (ii) the third party claim giving rise to the right to indemnity and (iii) the amounts, if then known, to be paid by Seller by reason of such indemnity.

      The indemnity provisions set forth in Section 14.2 of the Agreement, including, but not limited to, the time and monetary limitations set forth therein, shall not be applicable to the McDonald claims; it being expressly intended that the foregoing indemnity provisions shall be applicable to the McDonald Claims.

e. Indemnification as to consents to assign. Seller hereby agrees that, on and after the Closing, Seller shall, subject to the aggregate limit of
 $20,000:

(i) indemnify, and save and hold harmless Purchaser, its successors and assigns, and their respective directors, officers, employees and agents against any and all losses, damages (compensatory, special, punitive and otherwise), claims, demands, suits, costs, expenses, and liabilities, including, without limitation, reasonable attorneys' fees and disbursements, court costs and costs of investigation resulting from, arising out of, or in any way connected with the following (collectively, the "Right of Way Claims"): (a) Seller's failure prior to Closing to obtain a consent to assignment to Purchaser of any Permits listed below providing for a consent to assignment; (b) services or benefits demanded by a landowner in consideration for or as a result of his granting a consent to assign; or (c) any and all breaches at any time or times prior to Closing of any of the terms relating to consents to assign of the following rights-of-way agreements by Seller or its predecessors in title to said rights-of-way, to-wit:

                                                    Agreement   Recording
System                 Name                            Date         Data
Millbrook              David L. McCraine, et al        06/23/81
Millbrook              Robert Redhead/ Hugh Redhead    07/03/81
Millbrook              August & Susie Martens          03/10/83
Millbrook              Eva S. Stockett, et al          03/01/83
Heidelberg 184         Town of Heidelberg              11/03/89
Heidelberg 184         The Alabama Great Southern
                            Railroad Company           11/13/89
Baxterville            Cavenham Forest Industries      09/13/90
Baxterville            Cavenham Forest Industries      12/10/90
Fayette                Champion International Corp.    12/04/85
Fayette                Champion International Corp.    02/04/86

(ii) pay, when billed, all costs incurred or to be incurred by Purchaser, its successors and assigns, in curing or attempting to cure any breaches prior to closing of claims relating to consents to assign on the above listed right of ways or in providing services and benefits to a landowner in consideration for or as a result of his granting or Seller's request to him for a consent to assign;

(iii) reimburse, on a monthly basis, all attorneys' fees and disbursements, costs of court, and costs of litigation, including, without limitation, actual out-of-pocket expenses incurred by Purchaser's corporate representatives for attendance at deposition, trial, and conference with counsel,incurred by Purchaser, its successors or assigns, arising out of all litigation involving Right of Way Claims;

(iv) pay all judgments against Purchaser, its successors or assigns, arising out of the Right of Way Claims prior to the time any such judgment becomes subject to execution, and without any obligation on the part of Purchaser, its successors or assigns, to first make payment of all or any part of such judgment; and

(v) pay all settlement amounts agreed upon by Purchaser, its successors or assigns, with respect to Right of Way Claims, whether any such settlement is made before or after the commencement of litigation; provided, however, no such individual settlement shall be made by Purchaser, its successors or assigns, in excess of $2,000, nor shall the aggregate amount of all such settlements exceed $10,000 unless the prior written consent of seller shall have first been obtained, which consent shall not be unreasonably withheld.

If Purchaser believes it is entitled to indemnification under the foregoing provisions hereto, it shall give prompt notice (the "Indemnity Notice") to Seller, describing in reasonable detail (i) the relevant right-of-way property,
(ii) the third party claim giving rise to the right to indemnity and (iii) the amounts, if then known, to be paid by Seller by reason of such indemnity.

The indemnity provisions set forth in Section 14.2 of the Agreement, including, but not limited to, the time and monetary limitations set forth therein, shall not be applicable to the Right of Way Claims; it being expressly intended that only the foregoing indemnity provisions shall be applicable to Right of Way Claims. Except as specifically provided in this Section 2e for Right of Way Claims, the provisions of Section 14.2 shall remain in effect for any claims pertaining to the aforesaid rights of way that come under the terms and conditions of Section 14.2 of the Agreement.

f.    Survivability, Termination: and Release.   The right to indemnification
set forth in this Amendment Agreement shall survive (i) the delivery of the Bill of Sale and any other conveyance documents and (ii) the due diligence of Purchaser. Purchaser's right to indemnify under this Amendment Agreement shall terminate as to any claim for which an Indemnity Notice has not been given by Purchaser to Seller prior to December 31, 2001. Purchaser agrees to execute and deliver to Seller a release of any indemnity obligation as to which Purchaser is satisfied that the underlying matter giving rise to such indemnity has been cured or remedied or no longer exists.

g. Sole and Exclusive Remedy. Purchaser's right to indemnity under this Amendment Agreement shall be Purchaser's sole and exclusive remedy with respect to the McDonald Claims and the Right of Way Claims.

h.    Section 13 of the Agreement is deleted in its entirety.

3. Except as amended by this Amendment Agreement, the Purchase and Sale Agreement will remain in full force and effect in accordance with its terms as originally written.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SELLER:
TEXAS SOUTHEASTERN GAS GATHERING COMPANY



Sam L. Banks, Chairman

PURCHASER:
MAGNOLIA PIPELINE CORPORATION



I. J. Berthelot II, Executive Vice President